Exhibit 5.1

October 15, 2025

Amaze Holdings, Inc. 2901 West Coast Highway, Suite 200 Newport Beach, CA 92663

Ladies and Gentlemen:

We have acted as counsel to Amaze Holdings, Inc., a Nevada corporation (the “Company”), in connection with the proposed offering of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $6,959,000 (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-289876) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 27, 2025, the base prospectus dated September 19, 2025 (the “Base Prospectus”) and the prospectus supplement dated October 15, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company pursuant to an At The Market Offering Agreement dated October 15, 2025 by and between Ladenburg Thalmann & Co. Inc. and the Company (the “ATM Agreement”). This opinion letter is being furnished in accordance with Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined copies of such agreements, instruments and documents and undertaken such further inquiry as we consider necessary or advisable for purposes of rendering the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all documents submitted to us as copies.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than Chapter 78 of the Nevada Revised Statutes.

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the ATM Agreement and the authorizing resolutions of the Company’s board of directors (or a committee designated by the Board), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated October 15, 2025 and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Maslon LLP

Maslon LLP